Exhibit 10.5

AMENDED AND RESTATED

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Effective Date: April 15, 2021

Amendment Effective Date: March 30, 2023

Talaris Therapeutics, Inc. (the “Company”) sets forth herein the terms of its Amended and Restated Executive Severance and Change in Control Plan (the “Plan”) as follows:

SECTION 1.
PURPOSE.

The purpose of this Plan is to establish the conditions under which Eligible Executives will receive severance pay and benefits if employment with the Company (or its successor, following a Change in Control) terminates under the circumstances specified herein.

SECTION 2.
DEFINITIONS.
(a)
“Accrued Obligations” means, with respect to an Eligible Executive, (i) the Eligible Executive’s Base Salary through the Date of Termination, (ii) an amount equal to the value of the Eligible Executive’s accrued but unused paid time off days, if any, and (iii) the amount of any business expenses properly incurred by the Eligible Executive on behalf of the Company prior to the Date of Termination and not yet reimbursed, if any.
(b)
"Announcement Date” means the date of public announcement of any transaction that, once consummated, results in a Change in Control.
(c)
“Base Salary” means, with respect to an Eligible Executive, the annual base salary payable to the Eligible Executive by the Company and its Subsidiaries as of the Date of Termination (or, if higher, the annual base salary payable to the Eligible Executive by the Company and its Subsidiaries as of immediately prior to the Change in Control Date).
(d)
“Board” means the Board of Directors of the Company.
(e)
“Cause” means and shall be limited to: (i) a willful and material act of dishonesty by the Eligible Executive; (ii) the Eligible Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or any crime involving fraud, embezzlement or any willful act of moral turpitude; (iii) a violation of a federal or state law by the Eligible Executive that the Company reasonably determines may have a detrimental effect on the Company’s reputation or business; (iv) the Eligible Executive’s misconduct or gross negligence in the performance of the Eligible Executive’s duties as an employee of the Company; (v) the Eligible Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company that damages the Company or any other party to whom the Eligible Executive owes an obligation of nondisclosure as a result of the Eligible Executive’s relationship with the Company; (vi) the Eligible Executive’s breach of any obligations under any written agreement or covenant with the Company; (vii) the Eligible Executive’s engaging in any other conduct that, in the determination of the Company, is materially injurious or detrimental to the Company or any of its affiliates; or (viii) the Eligible Executive’s continued willful failure to perform the Eligible Executive’s employment duties (other than as a result of the Eligible Executive’s death or Disability) after notice.
(f)
“Change in Control” shall have the meaning set forth in the Company’s Second Amended and Restated 2018 Equity Incentive Plan (the “Equity Plan”); provided that for the avoidance of doubt, any merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction shall constitute a “Change in Control;” provided further that such Change in Control is also a “change in control event” within the meaning of Section 409A of the Code.
(g)
“Change in Control Date” means, with respect to a Change in Control, the date of consummation of such Change in Control.
(h)
“Change in Control Period” means

(i) with respect to an Eligible Executive employed by the Company at the level of executive-level manager or higher (a “C-Level Eligible Executive”), the period of time commencing 3 months prior to the Announcement Date or approval by the Board of Directors of the Company of a complete liquidation or dissolution of the Company (but no earlier than April 1, 2023) and ending 12 months after the Announcement Date; and

(ii) with respect to any other Eligible Executive, (x) who has been employed by the Company for at least 12 months preceding the Announcement Date, the period of time commencing 3 months prior to the Announcement Date or approval by the Board of Directors of the Company of a complete liquidation or dissolution of the Company (but no earlier than April 1, 2023) and ending 12 months after the Announcement Date and (y) who has not been employed by the Company for at least 12 months preceding the Announcement Date (a “New Hire Eligible Executive”), the period of time commencing on the Change in Control and ending 12 months thereafter.

(i)
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(j)
“Company” means Talaris Therapeutics, Inc., or, from and after a Change in Control, the successor to the Company in any such Change in Control.
(k)
“Continuing Obligations” means an Eligible Executive’s obligations to the Company pursuant to the Eligible Executive’s Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement and/or any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants (each such agreement, including, without limitation, the Confidential Information, Inventions Assignment, and Restrictive Covenant Agreement, a “Restrictive Covenant Agreement”).
(l)
“Date of Termination” means, with respect to an Eligible Executive, the effective date of termination of the Eligible Executive’s employment with the Company and all of its Subsidiaries.
(m)
“Disability” shall have the meaning set forth in the Equity Plan.
(n)
“Eligible Executive” means a United States employee of the Company or any of its Subsidiaries (A) who is an employee of the Company as of the Amendment Effective Date and (B) who is employed at the level of Vice President or above at the time of the Date of Termination (or, if applicable, at the time of a Change in Control); provided that, unless otherwise determined by the Administrator, a Vice President who (i) becomes a Vice President after the Amendment Effective Date and (ii) has not occupied the position of Vice President for at least three months at the time of the Date of Termination or Change in Control (as applicable) shall not be an Eligible Executive. Notwithstanding anything to the contrary herein, if an Eligible Executive is party to an employment or letter agreement with the Company (collectively, “Employment Agreement”) that, as of the Effective Date of this Policy, contains a more favorable definition of a defined term in this Policy or provides for more favorable terms or provisions than provided under this Plan, then the more favorable definition, term or provision, or relevant combination thereof, shall be applicable for the benefit of the Eligible Executive; provided, however, that in no event shall there be duplication of payments or benefits under this Plan and the Employment Agreement.
(o)
“Good Reason” means:

(i)
with respect to any C-Level Eligible Executive either during or outside of the Change in Control Period, the occurrence of one or more of the following, without the Eligible Executive’s written consent: (A) a material reduction in the Eligible Executive’s Base Salary; (B) a material diminution of the Eligible Executive’s duties, responsibilities or authority; (C) a material change in the principal geographic location of the principal office of the Company to which the Executive is assigned and at which the Eligible Executive is required to spend a majority of the Eligible Executive’s working time such that there is an increase of at least 50 miles of driving distance to such location from the Eligible Executive’s principal residence as of such change that materially increases the Eligible Executive’s commuting time; or (D) a material breach by the Company of the Employment Agreement, if any; or
(ii)
with respect to any Eligible Executive other than a C-Level Eligible Executive within the Change in Control Period only, the occurrence of one or more of the following, without the Eligible Executive’s written consent: (A) a material reduction in the Eligible Executive’s Base Salary; (B) a material diminution of the Eligible Executive’s duties, responsibilities or authority; or (C) a material change in the principal geographic location of the principal office of the Company to which the Executive is assigned and at which the Eligible Executive is required to spend a majority of the Eligible Executive’s working time such that there is an increase of at least 50 miles of driving distance to such location from the Eligible Executive’s principal residence as of such change that materially increases the Eligible Executive’s commuting time;

provided, however, that any such event shall not constitute Good Reason unless and until the Eligible Executive has provided the Company with written notice thereof no later than 30 days following the initial occurrence of such event and the Company shall have failed to remedy such event (if capable of being remedied) within 30 days of receipt of such notice, and the Eligible Executive must terminate the Eligible Executive’s employment with the Company within 30 days after the expiration of such 30-day remedial period.

(p)
“Subsidiary” means any subsidiary of the Company or, from and after a Change in Control, any subsidiaries of the successor to the Company.
(q)
“Target Bonus” means, with respect to an Eligible Executive, the Eligible Executive’s target annual performance bonus for the year in which the Date of Termination occurs (or, if higher, the target annual performance bonus in effect as of immediately prior to the Change in Control Date).
SECTION 3.
SEVERANCE BENEFITS OUTSIDE OF THE CHANGE IN CONTROL PERIOD.
(a)
If an Eligible Executive’s employment is terminated by the Company without Cause or, with respect to a C-Level Eligible Executive, if the C-Level Eligible Executive terminates employment for Good Reason and in each case the Date of Termination occurs outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Eligible Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a non-disparagement provision, a return of property provision, a reaffirmation of all of the Executive’s Continuing Obligations, a confirmation of the Eligible Executive’s resignation from all officer, trustee and board member positions that the Eligible Executive holds with the Company or any of its respective Subsidiaries and affiliates, if applicable, and, at the Company’s sole discretion, a 1-year post-employment non-competition agreement, and which shall provide that if the Eligible Executive breaches any of the Continuing Obligations, all payments of the severance payments and benefits shall immediately cease (such separation agreement and release, the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within the time frame set forth in the Separation Agreement but in no event more than 60 days after the Date of Termination, such Eligible Executive shall be entitled to receive the following severance payments and benefits:
(i)
continuation of the Eligible Executive’s Base Salary for the applicable Salary Continuation Period, as set forth on Schedule A, to be paid in substantially equal installments over the Salary Continuation Period (the “Severance Amount”); provided, however, that in the event the Eligible Executive is entitled to any payments pursuant to any Restrictive Covenant Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Eligible Executive is paid in the same calendar year pursuant to such Restrictive Covenant Agreement (the “Restrictive Covenant Agreement Setoff”);
(ii)
continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Eligible Executive as in effect on the Date of Termination until the earlier of: (A) the end of the applicable Benefit Continuation Period, as set forth on Schedule A, and (B) the date the Eligible Executive or the Eligible Executive’s spouse becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA; and
(iii)
solely in the case of a New Hire Eligible Executive, (A) acceleration of any outstanding equity awards as if such New Hire Eligible Executive has served at least 12 months from their start date and (B) the exercise period of any outstanding options or stock appreciation rights shall be extended through the date of consummation of a Change in Control (but in no event later than the original expiration date of such options or stock appreciation rights).
(b)
The amounts payable under Section 3(a)(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the applicable Salary Continuation Period commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Policy is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
SECTION 4.
SEVERANCE BENEFITS WITHIN THE CHANGE IN CONTROL PERIOD.

The provisions of this Section 4 shall apply in lieu of, and expressly supersede, the provisions of Section 3 if (i) an Eligible Executive’s employment is terminated either (a) by the Company without Cause or (b) by the Eligible Executive for Good Reason, and (ii) the Date of Termination is within the Change in Control Period and a Change in Control is consummated. For the avoidance of doubt, the benefits in this Section 4 shall apply solely in the event a Change in Control is consummated within the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period. In the event an Eligible Executive is entitled to the severance payments benefits under this Section 4 but has already begun receiving severance payments and benefits pursuant to the provisions of Section 3, then the Eligible Executive will receive the severance payments and benefits set forth in this Section 4 following the occurrence of a Change in Control; provided that the lump sum amount under this Section 4 to be paid to the Eligible Executive following the occurrence of a Change in Control will be decreased by any severance pay and benefits previously paid to the Eligible Executive pursuant to Section 3, and the Eligible Executive will receive no further severance pay and benefits pursuant to Section 3. In no event may there be duplication of severance pay and benefits under Section 3 and Section 4.

(a)
If an Eligible Executive’s employment is terminated by the Company without Cause or an Eligible Executive terminates employment for Good Reason and in each case the Date of Termination occurs within the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Eligible Executive signing the Separation Agreement, and (ii) the Separation Agreement becoming irrevocable, all within the time frame set forth in the Separation Agreement but in no event more than 60 days after the Date of Termination, such Eligible Executive shall be entitled to receive the following severance payments and benefits:
(i)
a lump sum in cash in an amount equal to the applicable Multiplier, as set forth on Schedule B, times the sum of (A) the Eligible Executive’s Base Salary plus (B) the Eligible Executive’s Target Bonus (such product, the “Change in Control Payment”); provided, however, that the Change in Control Payment shall be reduced by the amount of any Restrictive Covenant Agreement Setoff, if applicable;

(ii)
a lump sum in cash equal to a pro rata portion (based on the number of days the Eligible Executive was employed by the Company during the calendar year in which the Date of Termination occurs) of the Eligible Executive’s Target Bonus;
(iii)
continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq., with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Eligible Executive as in effect on the Date of Termination until the earlier of: (A) the end of the applicable Benefit Continuation Period, as set forth on Schedule B, and (B) the date the Eligible Executive or the Eligible Executive’s spouse becomes eligible for health benefits through another employer or otherwise become ineligible for COBRA; and
(iv)
full accelerated vesting with respect to any of the Eligible Executive’s then outstanding stock options, restricted stock units or other equity incentive awards, which shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of the Date of Termination and the effective date of the Separation Agreement. The forfeiture of any unvested equity will be delayed to the extent necessary to effectuate this provision and will not occur if the acceleration pursuant to this provision occurs, and the exercise period of any outstanding options or stock appreciation rights shall be extended through the date of consummation of such Change in Control (but in no event later than the original expiration date of such options or stock appreciation rights).
(b)
The amounts payable under Section 4(a)(i) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid in the second calendar year by the last day of such 60-day period.
SECTION 5.
CONTINUING OBLIGATIONS.

An Eligible Executive’s eligibility to participate in this Plan and receive the severance benefits provided under Section 3 or Section 4 (as applicable) is in consideration of the Eligible Executive entering into and/or otherwise being party to a Restrictive Covenant Agreement in a form provided by the Company. All severance benefits provided under Section 3 or Section 4 (as applicable) are in consideration of the Eligible Executive’s timely execution of and compliance with the Separation Agreement and the Eligible Executive’s continued compliance with the Continuing Obligations. If the Eligible Executive fails to comply with (a) the terms of the Separation Agreement or (b) the terms of the Continuing Obligations, the Company reserves the right to withhold or terminate any unpaid severance payments or benefits (with the exception of legally-mandated benefits), including, without limitation, all severance payments and benefits provided under Section 3 or Section 4 (as applicable), and require the Eligible Executive to repay any amounts the Eligible Executive may have previously received under this Plan. Neither the Company’s termination of any such unpaid severance payments or benefits nor the Eligible Executive’s repayment of any such amounts the Eligible Executive may have previously received under this Plan shall affect the Eligible Executive’s continuing obligations under this Plan, the Separation Agreement or the Continuing Obligations.

SECTION 6.
SECTION 280G LIMITATION.

Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Eligible Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(a)
If the Severance Payments, reduced by the sum of (i) the Excise Tax and (ii) the total of the Federal, state, and local income and employment taxes payable by the Eligible Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Eligible Executive shall be entitled to the full benefits payable under this Plan.

(b)
If the Threshold Amount is less than (i) the Severance Payments, but greater than (ii) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) noncash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(c)
For the purposes of this Section, “Threshold Amount” shall mean three times the Eligible Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Eligible Executive with respect to such excise tax.
(d)
The determination as to which of the alternative provisions of this Section 6 shall apply to the Eligible Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Eligible Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Eligible Executive. For purposes of determining which of the alternative provisions of this Section 6 shall apply, the Eligible Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Eligible Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive.
SECTION 7.
WITHHOLDING.

Notwithstanding anything in this Plan to the contrary, all payments required to be made by the Company hereunder to an Eligible Executive or an Eligible Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for the payment of taxes and any withholdings as required by law, provided that the Company is satisfied that all requirements of law affecting its responsibilities to withhold compensation have been satisfied. Nothing in this Plan shall be construed to require the Company to make any payments to compensate the Eligible Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

SECTION 8.
NO DUTY TO MITIGATE; INTEGRATION WITH OTHER PAY OR BENEFITS.

An Eligible Executive’s payments received hereunder shall be considered severance pay in consideration of past service and entitlement thereto shall not be governed by any duty to mitigate damages by seeking further employment. Notwithstanding anything to the contrary herein, all severance benefits provided to an Eligible Executive pursuant to Section 3 or Section 4 (as applicable) shall be reduced and/or offset by any amounts or benefits paid to an Eligible Executive to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).

SECTION 9.
AMENDMENT, SUSPENSION OR TERMINATION.

This Plan may be amended, suspended or terminated at any time by the Board or the Administrator (as defined herein); provided, however, that no such amendment, suspension or termination shall adversely affect the rights of any Eligible Executive then subject to this Plan, including, without limitation, an Eligible Executive then receiving payments, benefits or equity-related rights under this Plan, without the Eligible Executive’s written consent.

SECTION 10.
ADMINISTRATION.

This Plan shall be administered by either the Board or the Compensation Committee of the Board or such other committee or person(s) appointed by the Board from time to time to administer this Plan (in either case, the “Administrator”); provided, however, that this Plan shall not be interpreted in a way that is less favorable to an Eligible Executive than would be the case under the Eligible Executive’s Employment Agreement in effect as of the Effective Date of this Plan. The Administrator shall have the power and authority to interpret the terms and provisions of this Plan, to make all determinations it deems advisable for the administration of this Plan, to decide all disputes arising in connection with this Plan and to otherwise supervise the administration of this Plan. All decisions and interpretations of the Administrator shall be final, conclusive and binding on all persons.

SECTION 11.
GOVERNING LAW.

This Plan shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the Delaware, excluding the choice of law rules thereof.

SECTION 12.
SEVERABILITY.

If any part of any provision of this Plan shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Plan.

SECTION 13.
SUCCESSOR TO COMPANY.

The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place. Notwithstanding the foregoing, if an Eligible Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Eligible Executive shall not be entitled to any payments, benefits or vesting pursuant to this Plan solely as a result of such transaction.

SECTION 14.
UNFUNDED PLAN.

This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, this Plan shall not establish any fiduciary relationship between the Company or any of its subsidiaries or affiliates and any Eligible Executive.

SECTION 15.
DISCLAIMER OF RIGHTS.

No provision in this Plan shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. This Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of this Plan. Notwithstanding the foregoing, and for the avoidance of doubt, in the event of an Eligible Executive’s death after the Eligible Executive’s termination of employment but prior to the completion by the Company of all payments due to the Eligible Executive under this Plan, the Company shall continue such payments to the Eligible Executive’s beneficiary designated in writing to the Company prior to the Eligible Executive’s death (or to the Eligible Executive’s estate, if the Eligible Executive fails to make such designation).

If an Eligible Executive’s employment is terminated for Cause or due to death or Disability or the Eligible Executive voluntarily terminates employment with the Company (other than, with respect to any C-Level Eligible Executive, for Good Reason, or, with respect to any other Eligible Executive, for Good Reason during the Change in Control Period), the Eligible Executive shall be entitled to only the Accrued Obligations through the Date of Termination. The mere occurrence of a Change in Control shall not, by itself, be treated as a termination of an Eligible Executive’s employment under this Plan, nor shall the mere transfer of an Eligible Executive’s employment between the Company and/or any of its Subsidiaries, by itself, be treated as a termination of employment under this Plan. Further, Section 3 and Section 4 of this Plan are mutually exclusive and in no event shall an Eligible Executive be entitled to severance payments or benefits pursuant to both Section 3 and Section 4 of this Plan.

SECTION 16.
CAPTIONS.

The use of captions in this Plan is for the convenience of reference only and shall not affect the meaning of any provision of this Plan.

SECTION 17.
NUMBER AND GENDER.

With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

SECTION 18.
SECTION 409A.
(a)
Anything in this Plan to the contrary notwithstanding, if at the time of the Eligible Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Eligible Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Eligible Executive becomes entitled to under this Plan on account of the Eligible Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Eligible Executive’s separation from service, or (ii) the Eligible Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)
It is intended that this Plan will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so to be exempt from or in compliance with Section 409A of the Code so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of applying Section 409A, any exemptions thereto and Treasury Regulation Section 1.409A-2(b)(2).
(c)
To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Eligible Executive’s termination of employment, then such payments or benefits shall be payable only upon the Eligible Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)
The Company makes no representation or warranty and shall have no liability to the Eligible Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

* * * * *

This Plan was duly authorized by the Board of Directors on the Effective Date.

_____________
Company Secretary

Schedule A

Position	Salary Continuation Period	Benefit Continuation Period
Chief Executive Officer	15 months	12 months
Other C-Level Eligible Executives	9 months	12 months
Other Eligible Executives	6 months	12 months

Schedule B

Position	Multiplier	Benefit Continuation Period
Chief Executive Officer	1.5	18 months
Other C-Level Eligible Executives	1.0	12 months
Other Eligible Executives	.75	12 months